INNOSPEC APPOINTS PETER FEARN AND JOACHIM ROESER TO BOARD OF DIRECTORS

Charles M. Hale and Samuel A. Haubold to Retire from the Board

Newark, Del. - December 6, 2007 - Innospec Inc. (NASDAQ: IOSP) today announced that Peter Fearn and Joachim Roeser have been appointed to the Company's Board of Directors, effective January 1, 2008. Mr. Fearn will join the Board's Compensation Committee, while Mr. Roeser will become a member of the Nominating and Governance Committee.

Innospec also announced that Charles M. Hale and Samuel A. Haubold have indicated their intention to retire from the Board effective with the next annual meeting of shareholders, on May 6, 2008. Following these changes, the size of Innospec's Board will remain seven members.

"I am pleased to welcome Joachim and Peter to Innospec's Board of Directors," said Bob Bew, Innospec's Chairman. "Both of them have extensive experience in the chemicals industry, and with the challenges of managing international businesses spanning the U.S., Europe, and Asia. We believe they will both bring valuable new perspectives to the Board's deliberations."

Dr. Bew added, "We also would like to take this opportunity to thank Charles Hale and Sam Haubold for their many significant contributions to Innospec. They have decided to step down after 10 years and five years, respectively, of Board service. We wish them each all the best in their future endeavors."

Mr. Fearn, 54, is currently Executive Chairman of VetXX A/S, a Danish animal health care company, and President of Dipharma Srl, an Italian chemicals company supplying the pharmaceuticals industry. He also owns SKMP Ltd., a consulting firm specializing in mergers and acquisitions in the chemicals industry. Between 2002 and 2005, he was CEO of Finnish Chemicals Oy. Previously, Mr. Fearn was Main Board Director of Laporte Plc, the British specialty chemicals company and CEO of their Specialty Organics division. Earlier in his career, he was with Courtaulds Plc for approximately 12 years and was a Member of their Group Executive, as well as CEO of the Coatings Division for Europe, Africa and the Middle East, having previously held several international positions. A Fellow of the Institute of Chartered Accountants (FCA), Mr. Fearn began his career with KPMG.

Mr. Roeser, 53, is currently CEO of Amber Chemicals, a global specialty silicone producer owned by Caledonia Investments. He is a German and has lived and worked in Belgium, France and Germany, as well as in the U.K. Previously, he was President and CEO of Luzenac, a Rio Tinto subsidiary and the leading talc mining producer in the world, for five years. Prior to that, Mr. Roeser was President of Ferro Corporation. He started his career thirty years ago in the emulsifier and starch industry before joining Arco Chemical in 1983, where he held a number of senior management positions, and ultimately served as Global Business Director, Styrene for two years. Mr. Roeser earned his Bachelor of Science degree in Chemical Engineering from the University of Wuppertal.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Active Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business includes a range of companies that manufacture performance chemicals used in the manufacture of such items as personal care products, household detergents and crop protection chemicals as well as in the plastics, paper, metal plating and oil industries. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including, without limitation, all of the Company's guidance for revenues, gross margins, net income and other measures of financial performance. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, changes in the terms of trading with significant customers or gain or loss thereof, our ability to continue to achieve organic growth in our Fuel Specialties and Active Chemicals businesses, our ability to successfully integrate any acquisitions in those business segments, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury or other regulatory actions and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Andrew Hartley

Innospec Inc.

+44-151-348-5846

Andrew.Hartley@innospecinc.com

Mark Harrop

RF|Binder Partners

+1-212-994-7533

Mark.Harrop@RFBinder.com